Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
The following description of the common stock of GE Vernova Inc. (the Company, GE Vernova, our, we or us), which is the only security of the Company registered under Section 12 of the Securities Exchange Act of 1934, as amended (Exchange Act), is a summary of certain provisions of our certificate of incorporation, our bylaws and the relevant provisions of the law of the State of Delaware. This summary does not purport to be complete and is subject to, and is qualified by reference to, the provisions of our certificate of incorporation and bylaws, each of which is filed as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part.
Authorized Capital Stock
Our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share.
Common Stock
Dividends
Holders of shares of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors (Board) at its discretion out of funds legally available for that purpose, subject to the preferential rights of any preferred stock that may be outstanding.
Voting Rights
The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of our common stock do not have cumulative voting rights.
Other Rights
Subject to the preferential liquidation rights of any preferred stock that may be outstanding, upon our liquidation, dissolution, or winding-up, the holders of our common stock are entitled to share ratably in our assets legally available for distribution to our stockholders.
Fully Paid
The issued and outstanding shares of our common stock are fully paid and non-assessable.

No Preemptive Rights
The holders of our common stock do not have preemptive rights or preferential rights to subscribe for shares of our capital stock.
Preferred Stock
Our certificate of incorporation authorizes our Board to designate and issue from time to time one or more series of preferred stock without stockholder approval. Our Board may fix and determine the designations, powers, preferences and relative, participating, optional, or other rights of each series of preferred stock.

Certain Provisions of Delaware Law, Our Certificate of Incorporation, and Our Bylaws
Certificate of Incorporation and Bylaws
Certain provisions in our certificate of incorporation and our bylaws summarized below may be deemed to have an anti-takeover effect.

•Board Classification. Our certificate of incorporation provides that, until the conclusion of our fifth annual meeting of stockholders following our spin-off from General Electric Company on April 2, 2024 (the Spin-Off), which we expect to hold in 2029, our Board will be divided into three classes of directors, with each class serving a three-year term beginning and ending in different years than those of the other two classes. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. The directors designated as Class I directors will have terms expiring at the first annual meeting of stockholders following the Spin-Off, which we expect to hold in 2025. The directors designated as Class II directors will have terms expiring at the following year’s annual meeting, which we expect to hold in 2026, and the directors designated as Class III directors will have terms expiring at the following year’s annual meeting, which we expect to hold in 2027. Any director elected at our first, second or third annual meeting following the Spin-Off will belong to the class whose term expires at such annual meeting and will hold office until his or her successor has been duly elected and qualified or until his or her earlier death, resignation, disqualification, or removal. Commencing with our second annual meeting of stockholders following the Spin-Off, directors of each class will be elected to hold office for a term of office to expire at our fifth annual meeting of stockholders following the Spin-Off. Commencing with the fifth annual meeting of stockholders following the Spin-Off, directors of each class will be elected annually and will hold office until our next annual meeting of stockholders and until their respective successors have been duly elected and qualified or until their earlier death, resignation, disqualification, or removal.
•Removal of Directors. Our certificate of incorporation provides that (i) prior to our Board being declassified as discussed above, our stockholders may remove directors only for cause and (ii) after our Board has been fully declassified, our stockholders may remove directors with or without cause. Removal will require the affirmative vote of holders of at least a majority of the voting power of the outstanding shares of our capital stock entitled to vote thereon, voting together as a single class.
•Vacancies. Our certificate of incorporation provides that any vacancies in our Board will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, or by the sole remaining director. Prior to the conclusion of our fifth annual meeting of stockholders following the Spin-Off, any director elected to fill a vacancy on our Board will hold office until the expiration of the term of office that coincides with the remaining term of the class of directors to which he or she is elected or of the director he or she replaced, as applicable, and in each case until his or her earlier death, resignation, disqualification or removal. From and after the conclusion of our fifth annual meeting of stockholders following the Spin-Off, any director chosen to fill a vacancy will hold office for a term expiring at the next annual meeting of stockholders and until his or her successor is duly elected and qualified, subject to his or her earlier death, resignation, disqualification or removal.
•Blank Check Preferred Stock. Our certificate of incorporation authorizes our Board to issue, without any further vote or action by the stockholders, up to 100,000,000 shares of preferred stock from time to time in one or more series.
•No Stockholder Action by Written Consent. Our certificate of incorporation expressly excludes the right of our stockholders to act by written consent. Stockholder action must take place at an annual meeting or at a special meeting of our stockholders.
•Special Stockholder Meetings. Our bylaws provide that the Board or a stockholder of record who is acting on behalf of one or more beneficial owners who collectively hold at least 25% of the voting power of all outstanding shares of our common stock will be able to call, or cause to be called, a special meeting of stockholders.
•Requirements for Advance Notification of Stockholder Nominations and Proposals. Under our bylaws, stockholders of record are able to nominate persons for election to our Board or bring other business constituting a proper matter for stockholder action only by providing proper notice to our secretary. In the case of annual meetings, proper notice must be given between 90 and 120 days prior to the first anniversary of the prior year’s annual meeting; however, if (A) the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the prior year’s annual meeting, (B) no annual meeting was held during the prior year, or (C) with respect to the first annual meeting after the Spin-Off, the notice by the stockholder to be timely must be received (1) no earlier than 120 days before such annual meeting and (2) no later than the later of 90 days before such annual meeting and the tenth day after the day on which the notice of such annual meeting was first made by mail or public disclosure. In the case of special meetings, proper notice must be given no earlier than the 120th day prior to the relevant meeting and no later than the later of the 90th day prior to such meeting and the 10th day following the public announcement of the meeting. Such notice must include information specified in the bylaws with respect to each stockholder nominating persons for election to the Board or proposing other business and certain related persons, information with respect to such person’s nominees to the Board (if applicable), and certain representations and undertaking relating to the nomination or proposal, in each case as specified in our bylaws.
•Proxy Access. Our bylaws allow one or more stockholders (up to 20, collectively), owning at least 3% of our outstanding shares continuously for at least three years, to nominate for election to our Board and to be included in our proxy materials up to the greater of two individuals or 20% of our Board, only by sending proper notice to our secretary.
•Amendments to Certificate of Incorporation and Bylaws. The DGCL provides that the affirmative vote of holders of a majority of a company’s voting stock then outstanding is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation specifies a higher threshold. Our certificate of incorporation does not provide for a higher threshold. The DGCL also provides that a board of directors may be granted authority to amend a corporation’s bylaws if so stated in the corporation’s certificate of incorporation, and our certificate of incorporation provides that our Board may amend our bylaws. Under Delaware law, stockholders also have the power to amend bylaws, and our certificate of incorporation provides that the bylaws may be amended by the affirmative vote of holders of at least a majority of the outstanding shares of capital stock of the Company entitled to vote thereon, voting together as a single class.
Delaware Takeover Statute
We are subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder.
Limitation on Liability of Directors and Indemnification of Directors and Officers
Delaware law authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of directors’ and officers’ fiduciary duties as directors or officers, as applicable, and our certificate of incorporation includes such an exculpation provision. Our bylaws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of GE Vernova, or for serving at our request as a director, officer, employee, or agent at another corporation or enterprise, as the case may be. Our bylaws also provide that we must indemnify and advance expenses to our directors, officers, and employees, subject to our receipt of an undertaking from the indemnified party to repay all amounts advanced if it should be ultimately determined that the indemnified party is not entitled to be indemnified under our bylaws or otherwise.
Exclusive Forum
Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery located within the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent, or stockholder to us or our stockholders, any action asserting a claim arising pursuant to the DGCL, the certificate of incorporation, or the bylaws, or any action asserting a claim governed by the internal affairs doctrine. However, if the Court of Chancery within the State of Delaware lacks jurisdiction over such action, the action may be brought in another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then in the United States District Court for the District of Delaware. Additionally, our certificate of incorporation states that the foregoing provision will not apply to claims arising under the Securities Act of 1933, as amended (the Securities Act), Exchange Act, or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder as a result of our exclusive forum provisions.

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